Exhibit 99.5

CLEARWIRE CORPORATION AND SUBSIDIARIES

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF

OPERATIONS

Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis summarizes the significant factors affecting our results of operations, financial condition and liquidity position for the three months ended March 31, 2011 and 2010 and should be read in conjunction with our condensed consolidated financial statements and related notes included elsewhere in this filing.

Management’s Discussion and Analysis of Financial Condition and Results of Operations contained in this Form 8-K should be read in conjunction with the information included in the Company’s Form 10-K for the year ended December 31, 2010, filed February 22, 2011, other than Items 6, 7 and 8 (as updated herein), the information contained in the Company’s Form 10-Q for the quarter ended March 31, 2011, filed May 4, 2011, other than Items 1 and 2 (as updated herein), the Company’s Form 10-Q for the quarter ended June 30, 2011, filed August 4, 2011 and the Company’s Form 10-Q for the quarter ended September 30, 2011, filed November 3, 2011. .

Forward-Looking Statements

Statements and information included in this Quarterly Report on Form 10-Q that are not purely historical are forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. When used in this report, the words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “evaluate,” “opinion,” “may,” “could,” “future,” “potential,” “probable,” “if,” “will” and similar expressions generally identify forward-looking statements.

Forward-looking statements in this Quarterly Report on Form 10-Q represent our beliefs, projections and predictions about future events. These statements are necessarily subjective and involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any future results, performance or achievement described in or implied by such statements. Actual results may differ materially from the expected results described in our forward-looking statements, including with respect to the correct measurement and identification of factors affecting our business or the extent of their likely impact, the accuracy and completeness of publicly available information relating to the factors upon which our business strategy is based, or the success of our business. The factors or uncertainties that could cause actual results, performance or achievement to differ materially from forward-looking statements contained in this report are described in Part II, Item 1A, Risk Factors, and elsewhere in this report.

Subsequent Events – 2011 Results and Liquidity Update

As of September 30, 2011, we offered our services in 88 markets in the United States covering an estimated 134.9 million people, including an estimated 132.7 million people covered by our 4G mobile broadband networks in 71 markets. We ended the quarter with approximately 1.3 million retail and 8.2 million wholesale subscribers. As of September 30, 2011, our other 17 markets in the United States, covering an estimated 2.2 million people, continued to operate with a legacy network technology, which we refer to as Pre-4G, that is based on a proprietary set of technical standards offered by a subsidiary of Motorola Solutions, Inc., which we refer to as Motorola.

Internationally, as of September 30, 2011, our networks covered an estimated 2.9 million people and we had approximately 40,000 retail subscribers. We offer 4G mobile broadband services in Seville and Malaga, Spain and a Pre-4G network in Brussels and Ghent, Belgium. As a result of a strategic decision to focus investment in the United States market, during the second quarter of 2011, we committed to sell our operations in Belgium, Germany and Spain. We expect these sales to be completed by the second quarter of 2012. As a result, the assets and related liabilities and results of operations of these international operations are separately disclosed as discontinued operations.

On April 18, 2011, we signed a series of agreements with Sprint Nextel Corporation, which we refer to as Sprint, that substantially changed the terms upon which we sell 4G wireless broadband services to Sprint and purchase 3G wireless services from Sprint. Under those agreements, which we collectively refer to as the Sprint Wholesale Amendments, the parties agreed on a new usage-based pricing structure that applies to most 4G wireless broadband services purchased by Sprint, and Sprint agreed, subject to certain exceptions, to pay us a minimum of $300.0 million for our services in 2011 and $550.0 million in 2012, to prepay us another $175.0 million over a two-year period for services purchased beyond those covered by the minimum commitment and to pay us approximately $28.2 million to settle outstanding disputes related to prior usage. Additionally, the Sprint Wholesale Amendments resolved a number of disputes related to wholesale pricing. Of these amounts, Sprint paid us approximately $305.6 million during the first nine months of 2011 and $110.1 million in October 2011.

        We have also implemented various cost savings initiatives. We entered into a managed services agreement with Ericsson, Inc., which we refer to as Ericsson, under which Ericsson will operate, maintain, and support our network. As part of the agreement, approximately 700 network operations employees and contractors were transferred to Ericsson, and we will pay Ericsson annual service fees over the 7-year term. Additionally, we transitioned a substantial portion of our current customer care operations to TeleTech Holdings, Inc., which we refer to as TeleTech, in connection with the expansion of an existing outsourcing agreement. Under the agreement, TeleTech will be responsible for managing day-to-day customer care services for our customers. Approximately 700 customer care employees in Las Vegas, Nevada and Milton, Florida were transferred to TeleTech. With these agreements and other reductions in our workforce, as of September 30, 2011, we had approximately 3,200 fewer employees than we had at our peak in the third quarter 2010 and ended the quarter with 1,053 employees. To reduce costs, we also terminated, or elected not to renew, a number of existing tower leases that are not currently used to provide service. In addition, we continued to lower the cost of our retail business by, among other things, increasing the use of lower cost sales channels such as indirect dealers and online sales and reducing the amount we spend on marketing. Each of these actions has lowered our operating costs and our need for additional capital for our current business. However, we believe certain of these initiatives will also likely result in slower growth in our retail subscriber base throughout 2011 compared to prior periods.

Our future plans, which are subject to raising additional capital, focus on deploying Long Term Evolution technology, which we refer to as LTE, on our network alongside existing mobile Worldwide Interoperability of Microwave Access technology, which we refer to as mobile WiMAX. With Sprint’s recent announcements that it plans to deploy its own LTE network and that it is only committed to selling mobile WiMAX devices through 2012, together with the recent decision by Sprint to limit usage of our mobile WiMAX network by its subscribers with hot spot functionality and non-smartphone devices, we believe that the revenues we will receive from our mobile WiMAX wholesale business in future periods, when combined with the revenues we expect to receive from our retail business, could fall materially short of the amount required to continue to operate our business. To generate sufficient revenues, we believe we need to both obtain further wholesale commitments from Sprint beyond those in the Sprint Wholesale Amendments and secure new wholesale partners. We believe that both require that we successfully implement our plans to deploy LTE alongside mobile WiMAX on our network.

Our initial LTE deployment, which we refer to as the LTE Network, would cover those areas of our existing markets where we and other carriers have historically experienced the highest concentration of usage. We believe that this scope of LTE deployment will provide us with the best opportunity to receive significant wholesale revenue from current and future wholesale partners over the long term, while not substantially impairing our retail business. In addition to the deployment of LTE, further network development may include, among other things, expanding our network to new markets and improving our network coverage in markets we have previously launched by increasing site density and/or our coverage area.

Reaching agreement with Sprint on an adequate wholesale commitment for our planned LTE Network, as well as an agreement providing us with additional mobile WiMAX revenue beyond the existing commitments under the Sprint Wholesale Amendments, is our top priority. On October 25, 2011, we entered into a non-binding cooperation agreement with Sprint to work together on the technical specifications of the LTE network. The cooperation extends to the design and operations of the network to ensure seamless hand-offs and service layer control that meet Sprint’s customer experience requirements, cover the cell site selection and timing of site builds, and involves working with original equipment manufacturers to design devices and to include certain chipsets in devices. While the cooperation agreement does not include any further wholesale commitments from Sprint, we believe that it may clear the way for an agreement on commercial terms under which Sprint would agree to utilize and pay for use on our LTE Network.

During the nine months ended September 30, 2011, we incurred $2.21 billion of net losses from continuing operations. We utilized $641.9 million of cash in operating activities of continuing operations and spent $387.1 million on capital expenditures in the improvement and maintenance of our networks. We do not expect our operations to generate cumulative positive cash flows during the next twelve months. As of September 30, 2011, we had available cash and short-term investments of approximately $697.8 million. On December 1, 2011, we have interest payments due on our outstanding indebtedness of $236.9 million.

As of September 30, 2011, we believe that we had sufficient cash to fund the near-term liquidity needs of our business for the next 12 months based on the cash and short term investments we had on hand as of the end of the quarter, the expected impact of our recent expense reductions, our decision to condition any further network development on receipt of additional capital, and the cash we expect to receive for our mobile WiMAX services from our retail business and from Sprint under the Sprint Wholesale Amendments. If our business fails to perform as we expect or if we incur unforeseen expenses, we may be required to raise additional capital in the near term to fund our current business. Also, we believe we will need to raise substantial additional capital to fund our business and meet our financial obligations beyond the next 12 months as well as to deploy the LTE Network and otherwise continue the development of our networks.

        The amount of additional capital we will need to fund our business and the LTE Network, and the timing of our capital needs, will depend on a number of factors, many of which are outside of our control and subject to a number of uncertainties. The primary factor determining the amount of additional capital we require will be the amount of cash we receive from Sprint for our services, which will likely depend on whether we receive further wholesale commitments from Sprint beyond those in the Sprint Wholesale Amendments. Other factors include the amount of cash generated by our retail business and by the wholesale business from new and existing wholesale customers other than Sprint, our ability to maintain reduced operating expenses and capital expenditures and the accuracy of our other projections of future financial performance.

The amount and timing of additional financings, if any, to satisfy our additional capital needs are difficult to estimate at this time. We have been pursuing various alternatives for securing additional capital. We are continuing to seek additional equity and debt financing from a number of potential sources, including new and existing strategic investors, private or public offerings and vendors. With the recent trading price of our Class A common stock, any additional equity financings would be extremely dilutive to our stockholders, while any additional debt financings could increase our future financial commitments, including aggregate interest payments on our existing and new indebtedness, to levels that we find unsustainable. Other alternatives being explored include, among other things, a sale of certain of our assets that we believe are not essential for our business.

Our recent efforts to obtain additional capital have been hampered by, among other things, continued volatility in the capital markets, declines in the trading prices of our outstanding debt and equity, recent announcements by Sprint related to its future 4G business strategy and the perceived impact of Sprint’s new 4G strategy on our business and the value of our assets. If these events continue to adversely affect us, additional capital may not be available on acceptable terms, or at all.

If we are unable to raise sufficient additional capital or fail to receive adequate further wholesale commitments from Sprint, our business prospects, financial condition and results of operations will likely be materially and adversely affected, and we will be forced to consider all available alternatives.

Overview

We are a leading provider of 4G wireless broadband services. We build and operate next generation mobile broadband networks that provide high-speed mobile Internet and residential access services, as well as residential voice services, in communities throughout the country. Our 4G mobile broadband networks provide a connection anywhere within our coverage area.

As of March 31, 2011, we offered our services in 88 markets in the United States covering an estimated 127.8 million people, including an estimated 125.6 million people covered by our 4G mobile broadband networks in 71 markets. We ended the quarter with approximately 1.3 million retail and 4.8 million wholesale subscribers in the United States. As of March 31, 2011, our other 17 markets in the United States, covering an estimated 2.2 million people, continued to operate with a legacy network technology, which we refer to as Pre-4G, that is based on a proprietary set of technical standards offered by a subsidiary of Motorola Solutions, Inc., which we refer to as Motorola.

Internationally, as of March 31, 2011, our networks covered an estimated 2.9 million people. We offer 4G mobile broadband services in Seville and Malaga, Spain and a Pre-4G network in Brussels and Ghent, Belgium. As a result of a strategic decision to focus investment in the United States market, during the second quarter of 2011, we committed to sell our operations in Belgium, Germany and Spain. We expect these sales to be completed within one year. As a result, the assets and related liabilities and results of operations of these international operations are separately disclosed as discontinued operations.

We are currently taking actions we believe are necessary for our current business to generate positive cash flows in the next few years. Primarily, we are focusing on growing our revenue by continuing to build our wholesale business and leveraging our retail business, reducing expenses and seeking additional capital for our current business and to continue the development of our network. As a result of our efforts, we believe we made significant process on these initiatives in the first quarter.

On April 18, 2011, we signed a series of agreements with Sprint Nextel Corporation, which we refer to as Sprint, that substantially changed the terms upon which we sell 4G wireless broadband services to Sprint and purchase 3G wireless services from Sprint. Under those agreements, which we collectively refer to as the Sprint Wholesale Amendments, the parties agreed on a new usage-based pricing structure that applies to most 4G wireless broadband services purchased by Sprint, and Sprint agreed, subject to certain exceptions, to pay us a minimum of $300.0 million for our services in 2011 and $550.0 million in 2012, to prepay us another $175.0 million over a two-year period for services purchased beyond those covered by the minimum commitment and to pay us approximately $28.2 million to settle outstanding disputes related to prior usage. Additionally, the Sprint Wholesale Amendments resolved a number of disputes related to wholesale pricing. Of these amounts, Sprint paid us approximately $181.5 million on April 27, 2011.

We also implemented various cost savings initiatives. We continue to lower the cost of our retail business by, among other things, increasing the use of lower cost sales channels such as indirect dealers and online sales and reducing the amount we spend on marketing. We also continued to decrease the number of our employees and contractors. As of March 31, 2011, we had approximately 1,000 fewer employees than we had at our peak in the third quarter 2010. Last, we terminated, or elected not to renew, a number of existing tower leases, that are not currently used to provide service. Each of these actions has lowered our operating costs and our need for additional capital. However, we believe certain of these initiatives will also likely result in slower growth in our retail subscriber base throughout 2011 compared to prior periods.

We believe that our current capital will cover the near-term capital needs of our business. However, we may need to raise additional capital to fund our current business over the intermediate and long-term. The amount of additional capital, if any, we will ultimately need for our current business will depend on a number of factors, many of which are outside of our control. These factors include, among other things, the amount of cash we actually receive from Sprint, the cash generated by our retail business and by the wholesale business from customers other than Sprint in those periods, our ability to ensure that the services we offer over our 4G mobile broadband network to remain competitive with service offerings from our competitors, and our ability to continue to reduce our operating expenses and capital expenditures.

We are also seeking substantial additional capital to continue the development of our 4G mobile broadband network, so that the services we offer remain competitive with service offerings from our competitors and enable us to continue to grow our business. Further network development may include, among other things, deploying LTE either in place of, or together with, mobile WiMAX, expanding our network to new markets and improving our network coverage in markets we have previously launched by increasing site density and/or our coverage area.

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations are based upon our condensed consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these condensed consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates used, including those related to long-lived assets and intangible assets, including spectrum, derivatives and deferred tax asset valuation allowance.

Our accounting policies require management to make complex and subjective judgments. By their nature, these judgments are subject to an inherent degree of uncertainty. These judgments are based on our historical experience, terms of existing contracts, observance of trends in the industry, information provided by our subscribers and information available from other outside sources, as appropriate. Additionally, changes in accounting estimates are reasonably likely to occur from period to period. These factors could have a material impact on our financial statements, the presentation of our financial condition, changes in financial condition or results of operations.

There have been no significant changes in our critical accounting policies during the three months ended March 31, 2011 as compared to the critical accounting policies disclosed in Management’s Discussion and Analysis of Financial Condition and Results of Operations included in our Annual Report on Form 10-K for the year ended December 31, 2010.

Results of Operations

The following table sets forth operating data for the three months ended March 31, 2011 and 2010:

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2011	2010
Revenues	$236,808	$100,762
Operating expenses:
Cost of goods and services and network costs (exclusive of items shown separately below)	240,145	149,524
Selling, general and administrative expense	214,864	203,409
Depreciation and amortization	182,474	75,527
Spectrum lease expense	74,821	66,691
Loss from abandonment and impairment of network and other assets	171,862	611

Total operating expenses	884,166	495,762

Operating loss	(647,358)	(395,000)
Other income (expense):
Interest income	840	1,246
Interest expense	(119,920)	(33,837)
Loss on derivative instruments	(26,781)	—
Other income, net	290	1,227

Total other income (expense), net	(145,571)	(31,364)

Loss from continuing operations before income taxes	(792,929)	(426,364)
Income tax provision	(231)	(578)

Net loss from continuing operations	(793,160)	(426,942)
Less: non-controlling interests in net loss from continuing operations of consolidated subsidiaries	576,283	335,515

Net loss from continuing operations attributable to Clearwire Corporation	(216,877)	(91,427)
Net loss from discontinued operations attributable to Clearwire Corporation	(10,078)	(2,665)

Net loss attributable to Clearwire Corporation	$(226,955)	$(94,092)

Net loss from continuing operations attributable to Clearwire Corporation per Class A common share:
Basic	$(0.89)	$(0.46)

Diluted	$(0.89)	$(0.47)

Net loss attributable to Clearwire Corporation per Class A common share:

Basic	$(0.93)	$(0.47)

Diluted	$(0.93)	$(0.48)

Revenues

Retail revenues are primarily generated from subscription and modem lease fees for our 4G and Pre-4G services, as well as from activation fees and fees for other services such as email, VoIP, and web hosting services. Wholesale revenues are primarily generated from monthly service fees for our 4G services.

	Three Months Ended March 31,		Percentage
(In thousands, except percentages)	2011	2010	Change
Retail revenue	$175,241	$95,994	82.6%
Wholesale revenue	60,895	3,349	N/M
Other revenue	672	1,419	(52.6)%

Total revenues	$236,808	$100,762	135.0%

The increase in revenues for the three months ended March 31, 2011 compared to the same period in 2010 is due primarily to the continued expansion of our retail and wholesale subscriber base as we expanded our networks into new markets. As of March 31, 2011, we offered our services in areas in the United States covering an estimated 127.8 million people, compared to 48.0 million as of March 31, 2010. We had approximately 1.3 million retail and 4.8 million wholesale subscribers as of March 31, 2011, compared to approximately 765,000 retail and 157,000 wholesale subscribers as of March 31, 2010. Sprint is a significant wholesale customer of our 4G wireless broadband services. During the three months ended March 31, 2011, wholesale revenue recorded attributable to Sprint comprised approximately 26% of total revenues. Wholesale revenue is based upon minimal wholesale rate inputs due to the fact that issues around pricing for wholesale transactions with Sprint were resolved subsequent to the end of the quarter. Had the Sprint Wholesale Amendments been in effect as of March 31, 2011, our pro forma wholesale revenues for the first quarter of 2011 would have increased by an additional $16.1 million due to usage during the quarter. See the Pro Forma Reconciliation for further information.

We expect revenues to continue to increase in future periods primarily due to expected growth in wholesale subscribers, the full year benefit of subscribers acquired during 2010 and higher usage-based pricing agreed to in the Sprint Wholesale Amendments.

Cost of Goods and Services and Network Costs(exclusive of depreciation and amortization)

Cost of goods and services and network costs primarily includes tower costs including rents, utilities, and backhaul, which is the transporting of data traffic between distributed sites and a central point in the market or Point of Presence, which we refer to as POP. Cost of goods and services also includes the cost of customer premise equipment, which we refer to as CPE, sold to subscribers. Network costs primarily consist of network repair and maintenance costs, rent for POP facilities and costs to transport data traffic between POP sites.

	Three Months Ended March 31,		Percentage
(In thousands, except percentages)	2011	2010	Change
Cost of goods and services and network costs	$240,145	$149,524	60.6%

For the three months ended March 31, 2011, we incurred approximately $152.4 million in tower costs and $28.0 million in network costs, compared to approximately $97.4 million in tower costs and $14.2 million in network costs in the three months ended March 31, 2010. These increases are primarily due to an increase in the number of tower leases and an increase in related backhaul and network expenses resulting from our network expansion activities during 2010.

We expect costs of goods and services and network costs, excluding the impact of write-offs and obsolescence allowances, if any, to continue to increase in future periods as we operate our networks in our launched markets for a full year.

Selling, General and Administrative Expense

Selling, general and administrative, which we refer to as SG&A, expenses include all of the following: costs associated with salaries and benefits; advertising, trade shows, public relations, promotions and other market development programs; facilities costs; third-party professional service fees; customer care; sales commissions; bad debt expense; property and other operating taxes and administrative support activities, including executive, finance and accounting, IT, legal, human resources, treasury and other shared services.

	Three Months Ended March 31,		Percentage
(In thousands, except percentages)	2011	2010	Change
Selling, general and administrative expense	$214,864	$203,409	5.6%

The increase in SG&A expenses for the three months ended March 31, 2011 as compared to the same period in 2010 is primarily due to higher general and administrative expenses, including customer care, commissions and property taxes, incurred during the three months ended March 31, 2011 offset by lower marketing expenses as we continue to focus our sales efforts on lower cost channels.

We expect SG&A expense to decrease in future periods as we decrease our retail subscriber acquisition costs by focusing our sales efforts on lower cost channels. We also anticipate lower costs as we experience the effects of our recent cost containment measures, including the workforce reductions that commenced in November 2010 and continued in the first quarter.

Depreciation and Amortization

	Three Months Ended March 31,		Percentage
(In thousands, except percentages)	2011	2010	Change
Depreciation and amortization	$182,474	$75,527	141.6%

Depreciation and amortization expense primarily represents the depreciation recorded on property, plant and equipment, which we refer to as PP&E, and amortization of intangible assets and definite-lived spectrum. The increase during the three months ended March 31, 2011 as compared to the same period in 2010 is primarily a result of new network assets placed into service to support our launched markets during 2010.

We expect depreciation and amortization will continue to increase as we record a full year of depreciation for assets put into service during 2010 in our new 4G markets.

Spectrum Lease Expense

	Three Months Ended March 31,		Percentage
(In thousands, except percentages)	2011	2010	Change
Spectrum lease expense	$74,821	$66,691	12.2%

Total spectrum lease expense increased $8.1 million for the three months ended March 31, 2011 as compared to 2010 as a result of an increase in the number of spectrum leases held by us.

While we do not expect to add a significant number of spectrum leases throughout 2011, we do expect our spectrum lease expense to increase. As we renegotiate the existing leases, they are replaced with new leases, usually at a higher lease cost per month, but with longer terms.

Loss from Abandonment and Impairment of Network and Other Assets

	Three Months Ended March 31,
(In thousands, except percentages)	2011	2010
Loss from abandonment and impairment of network and other assets	$171,862	$611

During 2010, we invested heavily in building, deploying and augmenting our network. With the substantial completion of our prior build plans in 2010 and due to the uncertainty of the extent and timing of future expansion of the network we decided to abandon certain projects that no longer fit within management’s strategic network plans. For projects that were abandoned, the related costs were written down, resulting in a charge of approximately $31.1 million for the three months ended March 31, 2011. During the same period in 2010, we incurred approximately $611,000 for the abandonment of network projects that no longer met management’s strategic network plans. As we continue to revise our build plans in response to changes in our strategy and funding availability, additional projects could be identified for abandonment, for which the associated write-offs could be material.

Additionally, in connection with our savings initiatives, during the first quarter of 2011, we identified, evaluated and terminated certain tower leases, or when early termination was not available under the terms of the lease, we advised our landlords of our intention not to renew. The costs for projects classified as construction in progress related to leases for which we have initiated such termination actions were written down, resulting in a charge of approximately $140.8 million for the three months ended March 31, 2011.

Interest Expense

	Three Months Ended March 31,
(In thousands, except percentages)	2011	2010
Interest expense	$(119,920)	$(33,837)

We incurred $132.2 million and $86.2 million in gross interest costs during the three months ended March 31, 2011 and 2010, respectively. Interest costs were partially offset by capitalized interest of $12.2 million and $52.4 million for the three months ended March 31, 2011 and 2010, respectively. Interest expense also includes adjustments to accrete our debt to par value. The increase in interest expense for the three months ended March 31, 2011 as compared to the same period in 2010 is due to the issuance of an additional $175.0 million of Senior Secured Notes, together with the issuances of the Second-Priority Secured Notes and the Exchangeable Notes in December 2010, which increased the outstanding debt principal balances by approximately $1.40 billion at March 31, 2011 as compared to March 31, 2010.

We expect higher interest expense costs in 2011 as compared to 2010 as we will incur a full year of interest costs for the additional debt issued during December 2010 and a full year of accretion of the significant discount on the Exchangeable Notes resulting from the separation of the exchange options, which we refer to as the Exchange Options. In additional, the amount of interest capitalized is expected to be reduced as network expansion activities subside, resulting in an increase in interest expense.

Loss on Derivative Instruments

	Three Months Ended March 31,
(In thousands, except percentages)	2011	2010
Loss on derivative instruments	$(26,781)	$—

In connection with the issuance of the Exchangeable Notes in December 2010, we recognized derivative liabilities relating to the Exchange Options embedded in those notes. The change in estimated fair value is required to be recognized in earnings during the period. For the three months ended March 31, 2011, we recorded a loss of $26.8 million for the change in estimated fair value of the Exchange Options. These instruments were not outstanding during the three months ended March 31, 2010.

The gain (loss) on derivative instruments may fluctuate significantly during 2011 due to the sensitivity of the estimated fair value of the Exchange Options to valuation inputs such as our stock price and volatility. See Item 3, Quantitative and Qualitative Disclosures About Market Risk — Stock Price Risk.

Non-controlling Interests in Net Loss from Continuing Operations of Consolidated Subsidiaries

	Three Months Ended March 31,
(In thousands, except percentages)	2011	2010
Non-controlling interests in net loss from continuing operations of consolidated subsidiaries	$576,283	$335,515

The non-controlling interests in net loss represent the allocation of a portion of the consolidated net loss to the non-controlling interests in consolidated subsidiaries based on the ownership by Sprint, Comcast Corporation, Time Warner Cable Inc., Intel Corporation, Bright House Networks, LLC and Eagle River Holdings, LLC, which we refer to collectively as Participating Equityholders, of Clearwire Communications LLC Class B Common Units. As of March 31, 2011 and 2010, the non-controlling interests share in net loss was 75% and 79%, respectively.

Net Loss from Discontinued Operations Attributable to Clearwire Corporation

	Three Months Ended March 31,
(In thousands, except percentages)	2011	2010
Net loss from discontinued operations attributable to Clearwire Corporation	$(10,078)	$(2,665)

The net loss from discontinued operations attributable to Clearwire Corporation increased for the three months ended March 31, 2011, as compared to the same period in 2010, primarily due to Clearwire Corporation’s share of impairment charges recorded to assets held by our international subsidiaries. Clearwire Corporation’s share of impairment charges to assets in our international subsidiaries, which are included as discontinued operations, was approximately $7.4 million for the three months ended March 31, 2011.

Pro Forma Reconciliation

The unaudited pro forma condensed consolidated statement of operations that follows is presented for informational purposes only and should not be taken as representative of the future consolidated results of operations of the Company.

The following unaudited pro forma condensed consolidated statements of operations for the three months ended March 31, 2011 were prepared using the unaudited condensed consolidated statement of operations of Clearwire for the three months ended March 31, 2011. The unaudited pro forma condensed consolidated statement of operations should be read in conjunction with the separate historical financial statements and accompanying notes thereto.

The pricing provisions agreed to in the Sprint Wholesale Amendments are applicable from and after January 1, 2011. However, in accordance with generally accepted accounting principles in the United States applicable to revenue recognition, our first quarter results do not reflect the additional revenues due to us as a result of the amendments contained in the Sprint Wholesale Amendments which were signed on April 18, 2011. During our second quarter of fiscal 2011, we will recognize revenue of approximately $16.1 million attributable to services provided in the first quarter. Had the Sprint Settlement Amendments been in effect as of March 31, 2011, our pro forma revenues for the first quarter of 2011 would have increased by $16.1 million, and the pro forma Net loss from continuing operations attributable to Clearwire Corporation would have decreased by $4.0 million ($0.02 per share).

On April 27, 2011 we received a cash payment of $181.5 million comprised of the initial installments of the take-or-pay commitment for 2011 and the pre-payment and the $28.2 million settlement amount in accordance with the Sprint Wholesale Amendments. In the second quarter of 2011, in addition to revenues earned during the second quarter, we expect to record the $16.1 million of revenue attributable to services provided in the first quarter, and the portion of the $28.2 million of cash received related to services provided in periods prior to December 31, 2010.

The following table provides a reconciliation from the as reported results to the pro forma results for the three months ended March 31, 2011 (in thousands):

	Three Months Ended March 31, 2011
	Amounts as reported	Adjustments(1)	Pro Forma amounts
Revenues:
Retail revenue	$175,241	$—	$175,241
Wholesale revenue	60,895	16,079	76,974
Other revenue	672	—	672

Total revenues	236,808	16,079	252,887
Total expenses	(1,029,968)	—	(1,029,968)

Net loss from continuing operations	(793,160)	16,079	(777,081)
Non-controlling interests in net loss from continuing operations of consolidated subsidiaries	576,283	(12,087)	564,196

Net loss from continuing operations attributable to Clearwire Corporation	(216,877)	3,992	(212,885)
Net loss from discontinued operations attributable to Clearwire Corporation	(10,078)	—	(10,078)

Net loss attributable to Clearwire Corporation	$(226,955)	$3,992	$(222,963)

Net loss from continuing operations attributable to Clearwire Corporation per Class A common share:
Basic	$(0.89)		$(0.87)

Diluted	$(0.89)		$(0.87)

Net loss attributable to Clearwire Corporation per Class A common share:
Basic	$(0.93)		$(0.91)

Diluted	$(0.93)		$(0.91)

(1)	Wholesale revenue adjustment reflects the additional revenue resulting from computation of first quarter revenue using the usage-based pricing agreed to in the 4G Amendment.

Liquidity and Capital Resource Requirements

During the three months ended March 31, 2011, we incurred $793.2 million of Net loss from continuing operations. We utilized $247.0 million of cash in operating activities and spent $271.2 million on capital expenditures in the improvement of our networks. We do not expect our operations to generate positive cash flows during the next twelve months. As of March 31, 2011, we had available cash and short-term investments of approximately $1.20 billion.

In the first quarter, we implemented various cost savings initiatives. We continued to lower the costs of our retail business by, among other things, increasing the use of lower cost sales channels such as indirect dealers and online sales and reducing the amount we spend on marketing. We also continued to decrease the number of our employees and contractors. As of March 31, 2011, we had approximately 1,000 fewer employees than we had at our peak in the third quarter 2010. Last, we terminated, or elected not to renew, a number of existing tower leases, that are not currently used to provide service. Each of these actions has reduced the costs of operating our business and our need for additional capital in future periods.

On April 18, 2011, we signed a series of agreements with Sprint that substantially changed the terms upon which we sell 4G wireless broadband services to Sprint and purchase 3G wireless services from Sprint. Under the Sprint Wholesale Amendments, the parties agreed on a new usage-based pricing structure that applies to most 4G wireless broadband services purchased by Sprint, and Sprint agreed, subject to certain exceptions, to pay us a minimum of $300.0 million for our services in 2011 and $550.0 million in 2012, to prepay us another $175.0 million over a two-year period for services purchased beyond those covered by the minimum commitment and to pay us approximately $28.2 million to settle outstanding disputes related to prior usage. Additionally, the Sprint Wholesale Amendments resolved a number of disputes related to wholesale pricing. Of these amounts, Sprint paid us approximately $181.5 million on April 27, 2011.

With the cash and short-term investments on hand as of March 31, 2011, our prior and planned future expense reductions and the cash we expect to receive under the Sprint Wholesale Amendments, we believe that, as of March 31, 2011, we will have sufficient cash to fund our operations for at least the next 12 months.

We are currently focused on taking actions we believe are necessary for our current business to generate positive cash flows in the next few years. Although we believe that our current capital will cover the near-term capital needs of our business, we may need to raise some additional capital to fund our current business over the intermediate and long-term. The amount of additional capital, if any, we will ultimately need for our current business will depend on a number of factors, many of which are outside of our control. These factors include, among other things, the amount of cash we actually receive from Sprint under the Sprint Wholesale Amendments in 2011 and future periods, the cash generated by our retail business and by the wholesale business from customers other than Sprint in those periods, our ability to cause the services we offer over our 4G mobile broadband network to remain competitive with service offerings from our competitors, and our ability to reduce our operating expenses and capital expenditures.

We are seeking substantial additional capital to continue the development of our 4G mobile broadband network, so that the services we offer remain competitive with service offerings from our competitors and enable us to continue to grow our business. Further network development may include, among other things, deploying LTE either in place of, or together with, mobile WiMAX, expanding our network to new markets and improving our network coverage in markets we have previously launched by increasing site density and/or our coverage area.

The amount and timing of additional financings, if any, to satisfy our additional capital needs are difficult to estimate at this time. If we are unable to raise sufficient additional capital, our business prospects, financial condition and results of operations may be adversely affected, and we may not be able to continue to operate.

A special committee of our board of directors is exploring sources of additional capital and pursuing other strategic alternatives for our business. Our primary focus is on raising additional capital through the issuance of additional equity securities in public or private offerings. Any additional equity financing would be dilutive to our stockholders. We may also seek additional debt financing. However, obtaining additional debt financing may increase our future financial commitments, including interest payments on our existing and new indebtedness, to levels that we find unacceptable. We may also decide to sell additional equity or debt securities in our domestic or international subsidiaries, which may dilute our ownership interest in, or reduce or eliminate our income, if any, from those entities.

Further, although we currently favor other alternatives for raising additional capital, we may elect to sell certain assets, which we believe are not essential to our business, to satisfy our need. In the second half of 2010, we initiated a process to seek bids for the potential sale of certain excess spectrum. During the process, we received offers to purchase varying amounts of our spectrum from multiple parties. However, with the near-term capital needs of our current business satisfied, other on-going discussions with certain of the bidders and the pending acquisition of T-Mobile by AT&T, we do not yet know when, or if, we will make a determination as to whether to proceed with a sale. Additionally, during the first quarter of 2011, we have initiated a process to seek bids for a potential sale of our international operations.

Cash Flow Analysis

The following table presents a summary of our cash flows and beginning and ending cash balances for the three months ended March 31, 2011 and 2010 (in thousands):

	Three Months Ended March 31,
	2011	2010
Cash used in operating activities	$(246,954)	$(231,369)
Cash used in investing activities	(802,228)	(894,027)
Cash (used in) provided by financing activities	(929)	56,745
Effect of foreign currency exchange rates on cash and cash equivalents	227	(297)

Total net decrease in cash and cash equivalents	(1,049,884)	(1,068,948)
Cash and cash equivalents at beginning of period	1,233,562	1,698,017

Cash and cash equivalents at end of period	183,678	629,069
Less: cash and cash equivalent of discontinued operations at end of period	1,745	5,492

Cash and cash equivalents at end of period	$181,933	$623,577

Short-term investments	$1,019,610	$2,367,508

Operating Activities

Net cash used in operating activities increased $15.6 million for the three months ended March 31, 2011 as compared to the same period in 2010 primarily due to higher payments for operating expenses due to our overall network growth throughout 2010. The increased operating expense payments were partially offset by an increase in cash collections from subscribers in the United States of approximately $112.0 million.

Investing Activities

During the three months ended March 31, 2011, net cash used in investing activities decreased $91.8 million as compared to the same period in 2010. This change was due primarily to a decrease of approximately $382.0 million in cash paid for PP&E which was partially offset by $315.4 million in net purchases of available-for-sale securities as we invested a portion of our available cash balances. During 2010, our focus was on the build out of our 4G mobile broadband networks while during the three months ended March 31, 2011, our focus has been on maintenance and operational performance of the networks.

Financing Activities

Net cash used by financing activities increased $57.7 million for the three months ended March 31, 2011 as compared to the same period in 2010 due primarily to cash contributions of $66.5 million, net of $2.3 million of transactions costs, from our Participating Equityholders during the first quarter of 2010.

Contractual Obligations

The contractual obligations presented in the table below represent our estimates of future payments under fixed contractual obligations and commitments for our continuing operations as of March 31, 2011. Changes in our business needs or interest rates, as well as actions by third parties and other factors, may cause these estimates to change. Because these estimates are complex and necessarily subjective, our actual payments in future periods are likely to vary from those presented in the table. The following table summarizes our contractual obligations including principal and interest payments under our debt obligations, payments under our spectrum lease obligations, and other contractual obligations as of March 31, 2011 (in thousands):

Contractual Obligations	Total	Less Than 1 Year	1 - 3 Years	3 - 5 Years	Over 5 Years
Long-term debt obligations	$4,237,751	$15,206	$40,656	$2,952,639	$1,229,250
Interest payments	3,997,445	474,542	951,021	947,804	1,624,078
Operating lease obligations(1)	11,730,407	264,259	812,653	830,723	9,822,772
Spectrum lease obligations	6,238,459	125,532	333,269	344,240	5,435,418
Spectrum service credits	107,136	2,030	4,060	4,060	96,986
Capital lease obligations(2)	135,549	10,144	27,923	27,844	69,638
Signed spectrum agreements	7,687	7,687	—	—	—
Network equipment purchase obligations(3)	22,550	22,550	—	—	—
Other purchase obligations(4)	153,416	55,523	61,643	20,000	16,250

Total(5)	$26,630,400	$977,473	$2,231,225	$5,127,310	$18,294,392

(1)	Includes executory costs of $57.0 million and reflects a reduction to future obligations resulting from lease termination initiatives implemented in the first quarter of 2011.
(2)	Payments include $57.6 million representing interest.
(3)	Network equipment purchase obligations represent purchase commitments with take-or-pay obligations and/or volume commitments for equipment that are non-cancelable and outstanding purchase orders for network equipment for which we believe delivery is likely to occur.
(4)	Other purchase obligations include minimum purchases we have committed to purchase from suppliers over time and/or unconditional purchase obligations where we guarantee to make a minimum payment to suppliers for goods and services regardless of whether suppliers fully deliver them. They include, among other things, agreements for backhaul, subscriber devices and IT related and other services. The amounts actually paid under some of these “other” agreements will likely be higher than the minimum commitments due to variable components of these agreements. The more significant variable components that determine the ultimate obligation owed include hours contracted, subscribers and other factors.
(5)	In addition, we are party to various arrangements that are conditional in nature and create an obligation to make payments only upon the occurrence of certain events, such as the actual delivery and acceptance of products or services. Because it is not possible to predict the timing or amount that may be due under these conditional arrangements, no such amounts have been included in the table above. The table above also excludes blanket purchase order amounts where the orders are subject to cancellation or termination at our discretion or where the quantity of goods and services to be purchased or the payment terms are unknown because such purchase orders are not firm commitments.

We do not have any obligations that meet the definition of an off-balance-sheet arrangement that have or are reasonably likely to have a material effect on our financial statements.